Exhibit (k)(5)

CONFIDENTIAL

AMENDMENT ONE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of April 23, 2026:

Term	Means
“Existing Agreement”	The Services Agreement among SS&C and Diameter Dynamic Credit Fund dated August 8, 2025

“SS&C”	ALPS Fund Services, Inc. (“SS&C ALPS”) DST Asset Manager Solutions, Inc. (“SS&C DST”) SS&C GIDS, Inc. (“SS&C GIDS”) SS&C Technologies, Inc. (“SS&C Tech”)

“Interval Fund”	Diameter Dynamic Credit Fund

“Feeder Fund”	DDCF Feeder LP

“Subsidiary Fund”	DDCF Master Investments I LLC

“Feeder Fund General Partner”	Diameter Associates LLC, in its capacity as general partner to DDCF Feeder LP

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment contains (i) amendments to the Existing Agreement, as contained in Article A hereto, and (ii) general terms, as contained in Article B hereto.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc. DST Asset Manager Solutions, Inc. SS&C GIDS, Inc. SS&C Technologies, Inc.	Diameter Dynamic Credit Fund

By:	By:

Name:	Name:

Title:	Title:

DDCF Feeder LP	DDCF Master Investments I LLC

By:	By:

Name:	Name:

Title:	Title:

Diameter Associates LLC, in its capacity as general partner to DDCF Feeder LP

By:

Name:

Title:

Article A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	Feeder Fund listed below is added as a Party and any reference to “Fund” is deemed to include Feeder Fund, as the context requires.

DDCF Feeder LP

2.	Subsidiary Fund listed below is added as a Party and any reference to “Fund” is deemed to include each Subsidiary Fund, as the context requires.

DDCF Master Investments I LLC

3.

Diameter Associates LLC is added as a Party in its capacity as general partner of DDCF Feeder LP, and any reference to “Management” is deemed to include Diameter Associates LLC in its capacity as general partner of DDCF Feeder LP.

4.	The preamble is deleted and replaced with:

This Services Agreement (the “Agreement”) is entered into and effective as of August 8, 2025 (the “Effective Date”), as amended pursuant to Amendment One as of April 23, 2026, by and among:

1. ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”), DST Asset Manager Solutions, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C DST”), SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS”), and SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech” and, collectively with SS&C ALPS, SS&C DST and SS&C GIDS, “SS&C”);

2. Diameter Dynamic Credit Fund, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end management investment company that is operated as an interval fund pursuant to Rule 23c-3 of the 1940 Act (the “Interval Fund”);

3. DDCF Feeder LP, a Delaware limited partnership (the “Feeder Fund”);

4. DDCF Master Investments I LLC, a Delaware limited liability company (the “Subsidiary Fund”); and

5. Diameter Associates LLC, a Delaware limited liability company, in its capacity as the general partner of DDCF Feeder LP (the “Feeder Fund General Partner”).

SS&C, Interval Fund, Feeder Fund, Subsidiary Fund and the Feeder Fund General Partner each may be referred to individually as a “Party” or collectively as “Parties.” Interval Fund, Feeder Fund, and Subsidiary Fund may be referred to collectively as “Fund” or individually as a “Fund Entity.”

5.	Section 2.2 is deleted and replaced with:

Each Fund Entity agrees to pay, and is solely responsible for its own fees, charges and expenses set forth in the fee letter(s) (each, a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

6.	Section 3.1 is deleted and replaced with:

The management and control of each Fund Entity are vested exclusively in such Fund Entity’s board of trustees (the “Board”) and, as delegated by the Board, certain Management entities, or the Fund Entity’s general partner or managing member, in each case as applicable, subject to the terms and provisions of such Fund Entity’s Governing Documents. Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d) Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items reasonably requested by SS&C in order to perform the Services and its duties and obligations hereunder.

7.	Section 4.1 is deleted and replaced with:

The initial term of this Agreement, with respect to each Fund Entity, will be from the date such Fund Entity originally became a party to this Agreement (each such date, a “Fund Entity Commencement Date”) through the date ending 2 years following Fund Entity Commencement Date for such Fund Entity (each such initial term, an “Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C or the relevant Fund Entity provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, and with respect to each Fund Entity, the “Term”).

8.	A new Section 5.5 is added:

Any termination pursuant to Section 4 or this Section 5 shall be effective only with respect to the Fund Entity as to which such termination is delivered or exercised by the applicable Fund Entity or by SS&C, and shall not affect the continued effectiveness of this Agreement with respect to any other Fund Entity.

9.	Section 6.1 is deleted and replaced with:

Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Fund or General Partner for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Fund or General Partner for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Each Fund Entity shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the relevant Parties arising out of the performance of SS&C’s duties or obligations to such Fund Entity under this Agreement, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Where a Claim arises solely out of SS&C’s duties or obligations to a single Fund Entity, only that Fund Entity shall bear any indemnification obligation with respect to such Claim, and no other Fund Entity shall have any obligation to indemnify, defend, advance expenses to, or otherwise contribute to SS&C Associates in connection therewith. Where more than one Fund Entity is obligated to indemnify SS&C Associates with respect to a Claim, the Fund Entities shall allocate such indemnification obligation among themselves by mutual agreement, and failing such agreement, in proportion to the respective net asset values of each such Fund Entity as of the date the applicable Claim is made. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the applicable Fund Entity(or Fund Entities) , on a quarterly basis prior to the final disposition of such matter upon receipt by such Fund Entity of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to Fund and General Partner for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Fund to SS&C under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

10.	Section 7.2 is deleted and replaced with:

(a) Diameter Dynamic Credit Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Diameter Dynamic Credit Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a non-diversified, closed-end management investment company; (iii) it is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement; (iv) the Board has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it, Management and its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Diameter Dynamic Credit Fund that are relevant to the Services.

(b) DDCF Feeder LP represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the governing documents of DDCF Feeder LP and other corporate actions thereof; (ii) it is a limited partnership organized and existing in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its governing documents to enter into and perform this Agreement; and (iv) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to DDCF Feeder LP that are relevant to the Services.

(c) DDCF Master Investments I LLC represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the governing documents of DDCF Master Investments I LLC and other corporate actions thereof; (ii) it is a limited liability company organized and existing in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its governing documents to enter into and perform this Agreement; and (iv) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to DDCF Master Investments I LLC that are relevant to the Services.

11.	Schedule A Services is deleted in its entirety and replaced with Schedule A, attached hereto.

Article B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(i)

“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)

“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(x)

“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiii)	“TA2000 System” shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)

SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.

With respect to Funds for which SS&C has not been contracted to perform AML and related know your customer Services (“No AML Funds”), SS&C will not perform such Services for No AML Funds unless agreed upon in writing between the Parties. For the avoidance of doubt, SS&C shall have no liability whatsoever for any Losses as it relates to the non-performance of AML and related know your customer Services for No AML Funds.

5.

Notwithstanding anything in this Agreement to the contrary, SS&C DST is responsible for providing the Service listed under Section H “Blue Sky Filing Services,” SS&C GIDS is responsible for providing the Services listed under Section E “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section F “AML,” SS&C Tech is responsible for providing the Services listed under Section B4 “Tax Administration,” Section G “Loan Servicing” and Section I “Feeder Fund Services – Private Markets” while SS&C ALPS is responsible for providing all other Services.

6.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Registered Fund Accounting and Administration (applicable to Interval Fund only and not to separate sleeves, subsidiaries or special purpose vehicles)

1.	Fund Accounting

(i)	Calculate daily NAVs as required by Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR, N-PX and 24F-2

(iii)	Host annual audits.

(iv)	Prepare required reports for quarterly Board meetings

(v)	Monitor expense ratios, expense support and recoupment calculations

(vi)	Maintain budget vs. actual expenses

(vii)	Manage fund invoice approval and bill payment process

(viii)	Post Trade Compliance.

(a)	Perform daily prospectus & SAI, SEC investment restriction monitoring.

(b)	Provide warning/Alert notification with supporting documentation.

(c)	Provide quarterly compliance testing certification to Board.

3.	Legal Administration

(i)	Coordinate the preparation of repurchase offer notices and circulation of draft notices to client, Fund counsel, internal personnel and Transfer Agent

(ii)	Coordinate annual updates to 1 prospectus and 1 statement of additional information

(iii)	Coordinate standard layout and printing of prospectus

(iv)	File Forms N-CSR, N-PX and N-23c-3

(v)	Coordinate EDGARization and filing of above referenced SEC documents

(vi)	Compile and distribute quarterly board meeting materials

(vii)	Attend quarterly board meetings telephonically and prepare first draft of quarterly meeting minutes (special board meetings will incur additional project fees per hour at SS&C’s standard rates)

4.	Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

Notes and Terms to Fund Accounting and Administration Services

1.

SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Fund. SS&C ALPS will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.

SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	Report Modernization Terms and Conditions (applicable to Interval Fund only)

1.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider. SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)

In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)

Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)

No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)

Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)

Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)

FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	CCO Services (applicable to Interval Fund only)

1.	Within this Section D, the following definitions will apply:

(i)

“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Fund Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)

“Material Compliance Matter” shall mean “any compliance matter about which the Board would reasonably need to know to oversee the Fund’s compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act

2.

All Services described in this Section D (the “CCO Services”) are optional and only apply upon the request of the Fund that SS&C provide such CCO Services and the written acceptance of such request by SS&C. SS&C requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of the Fund may terminate the provision of CCO Services on 120 days written notice to SS&C. All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C employee no longer serves as the Fund’s Chief Compliance Officer.

3.

SS&C shall designate, subject to the approval of the Board, one of its own employees to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)

Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the SEC and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)

Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)

Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)

The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.

In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered copies of the relevant policies and procedures to the Fund.

b.

The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.

The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.

The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

(iv)

Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year.

(b)

The CCO shall make regular reports to the Board regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board by addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board at least quarterly.

(vi)

Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable Law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable Law by the service provider be promptly reported to the CCO.

(vii)

Meeting with Regulators. The CCO shall meet with, and reply to inquiries from the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.

The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for SS&C or any other investment Fund, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.

For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, SS&C for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C in connection with the performance of SS&C’s or the CCO’s duties hereunder.

6.

The Fund shall cooperate in good faith with SS&C and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, the Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C and the CCO, in each case as SS&C or the CCO may reasonably request. The Fund shall provide SS&C and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C and the CCO in obtaining the cooperation of the Service Providers. The Fund shall provide SS&C and the CCO with such books and records regarding the Fund as SS&C and the CCO may reasonably request.

7.	Notwithstanding anything in this Agreement to the contrary, SS&C ALPS may terminate the CCO Services immediately upon notice and without further liability, if, in the sole determination of the CCO:

(i)	Management directly or indirectly takes any action to coerce, manipulate, mislead, or fraudulently influence the Fund’s CCO in the performance of the CCO’s duties under this Agreement;

(ii)	Management takes a position inconsistent with compliance with Federal Securities Laws;

(iii)	Management fails to take action consistent with recommendations of the CCO to remediate the failure(s) that caused or could cause a Material Compliance Matter.

E.	Shareholder Recordkeeping, Transfer Agency and Investor Relations (applicable to Interval Fund only)

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Fee Letter (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)

withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000, and generate output reports to Fund as mutually agreed. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; preparation and coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)

in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

(xx)

as mutually agreed upon by the Parties as to the service scope and fees, SS&C GIDS shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2). The Parties will agree to such services and terms as stated in the attached appendix (“Appendix I” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)

upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section E.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

4.

Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

5.

The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

6.

Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.

If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of a Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.

9.

If applicable, Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

10.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.

Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Fund, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is

“material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

12.	Changes and Modifications.

(i)

SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

13.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)

Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)

If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C GIDS.

(v)

Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C GIDS with a minimum of 12 months’ notice before the accounts are deconverted from SS&C GIDS, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

14.	Compliance.

(i)

SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

15.	Bank Accounts.

(i)

SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)

SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

16.

Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(ii)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)

Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.

Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

F.	AML (applicable to the Interval Fund and the Feeder Fund only and for the avoidance of doubt, SS&C will not perform AML or related know your customer Services for the Subsidiary Fund)

1.

SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

1.

Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

2.

With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

G.	Bank Loan Servicing (applicable to Interval Fund only)

1.	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

2.	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.	Provide payment information to Fund for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank.

5.	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Fund.

6.	Store agent bank notices received with respect to loan positions and make available to Fund in a format as agreed in writing with Fund.

7.	Management shall:

(i)	Provide SS&C with any loan static data and loan documentation in a timely manner and in a format agreed upon with SS&C.

H.	Blue Sky Filing Services (applicable to Interval Fund only)

1.	Fund is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

2.	As used in this Section, the following additional terms have the following meanings:

(i)

“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.

3.	SS&C shall perform the following Services in all states and territories in which the Fund’s shares are offered as identified by Fund, in the form of and as required by Law applicable to Fund:

(i)	Assist with the filing of Initial Notices;

(ii)	Assist with the filing of Fund renewals and amendments to reflect relevant changes, as applicable;

(iii)	Assist with the filing of Fund sales reports filings;

(iv)	Pay Notice Filing and other fees and invoice Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C;

(v)	Assist with the filing of Fund Prospectuses and statements of additional information and any amendments and supplements;

(vi)	Assist with the filing of annual reports;

(vii)	Assist with the filing of all necessary notices to permit the Fund (or class of the Fund, as applicable) to qualify for reduced fees;

(viii)	Assist with the filing of all correspondence and related documentation in order to permit the Fund to utilize exemptions if such exemption notice is required;

(ix)	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise SS&C in writing the action to be taken;

(x)	Provide Fund information regarding the sales to existing shareholders exemptions and the institutional investor exemptions available;

(xi)

Include in sales report filings, all sales reported to SS&C via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky service provider, or (b) confirmed in writing by Fund to be activated, less any exempt sales that the Fund has directed SS&C in writing to remove prior to such filing;

(xii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction;

(xiii)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xiv)	Conduct annual due diligence meeting with Fund;

(xv)

In the event that SS&C becomes aware of the sale of the Fund’s shares in a jurisdiction in which no notice filing has been made, SS&C shall report such information to Fund and Fund shall instruct SS&C with respect to the corrective action to be taken; and

(xvi)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

4.	The foregoing Services will be performed by SS&C and are contingent on the performance by Fund of the following duties and obligations. Fund shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C;

(iii)	Work with SS&C to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)

Provide written instructions in SS&C standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C Blue Sky application;

(v)

Provide written instructions to SS&C to remove current permit period sales from SS&C’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute a limited power of attorney in a form as set forth in Schedule C;

(vii)	Liaise with the Fund to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify SS&C in writing to the extent Fund is notified by an intermediary of a new Sales Feed and work with SS&C to facilitate any necessary updates;

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C that a direct broker Blue Sky Sales Feed is available for activation;

(x)	Provide member of Fund to act as signer for all forms to be filed in paper or electronic delivery;

(xi)	Provide member of Fund to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and

(xii)	Provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.

5.	Proprietary Rights, Third Party Information and Development Ideas

(i)

SS&C and/or its Affiliates, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the SS&C Property. This Schedule shall not be construed to provide to Fund any express or implied right or license to convey or otherwise exploit the SS&C property, or any portion thereof.

(ii)

Certain of the information used by SS&C in providing the Services has been obtained from third parties. Each third party owns and shall retain all rights, title and interests, including intellectual property rights in and to all information provided by such third party. SS&C is not responsible for substantiating the content or accuracy of any such information.

(iii)

Unless specifically excluded by a writing signed by Fund and SS&C, Fund hereby grants to SS&C, its Affiliates, and any third party licensors, the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use and incorporate any suggestions and ideas received by SS&C from Fund with respect to the Services in connection with SS&C’s on-going development of such Services for its use with Fund and other SS&C customers.

I.	Feeder Fund Services – Private Markets (applicable to Feeder Fund only)

A.	Accounting - NAV Calculation

1. Reconcile portfolio transactions, positions and cash balances to prime brokers/custodian banks and statements from underlying investments on a monthly basis. Maintain Fund books and records including general ledger accounts.

2. Calculate and accrue income, expenses, gains and loss.

3. Prepare financial, performance and other Management reporting as mutually agreed between Feeder Fund and SS&C in writing.

4. Communicate with Management with respect to Fund’s accounting books and records and related matters.

5. Calculate the NAV following each month-end, upon the subscription or redemption of an investor, and each other date as may be agreed between Feeder Fund and SS&C in writing.

B.	Financial Statements and Audit Support

1. Coordinate the annual audit between the Management and Fund’s auditor including establishing timelines for SS&C deliverables, and answering questions as appropriate. Provide Fund’s auditor with information customarily provided by SS&C to facilitate their audit.

2. Assist in the preparation of Fund’s draft annual financial statements and accompanying materials. Prepare in spreadsheet format drafts of the annual financial statements and supporting schedules and calculations, including schedules of investments (including written disclosures in Microsoft Word or similar format with assistance from Fund auditor, when applicable).

3. SS&C will not be responsible for (i) the financial statement printing or distribution of physical printed material, including professional formatting and typesetting, (ii) required regulatory filings and delivery (unless otherwise agreed in writing) or (iii) preparing supplemental disclosures such as including management commentary or reports of Fund’s directors.

4. Fund shall (i) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (ii) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (iii) provide all required disclosure of regulatory status, (iv) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (v) approve all information prepared on behalf of Fund and provided to Fund auditor.

5. Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its financial statements.

C.	Transfer Agency and Investor Relations

1. Maintain the investor register and process subscriptions, redemptions, switches and transfers.

2. Communicate with Management with respect to investor and prospective investor activity and related matters.

3. Provide transaction statements to investors of their Fund account activity and account holdings.

4. Provide account statements to investors and their designated third parties containing Fund NAV, the value of the investor’s account and other matters as the Parties may agree in writing.

5. Communicate Fund’s NAV and other accounting data to other persons as requested by Management.

6.	Make the investor register available for inspection as required by applicable Law.

7.	Assist in establishing and operating Fund bank accounts for the purposes of paying Fund expenses and making payments related to investor activity based on instructions from Management.

8.	Provide reporting to Management as agreed in writing in support of Management’s efforts to determine:

(i)

The percentage of Fund made up by “benefit plan investors” as that term is defined in Section 3(42) of the United States Employee Retirement Income Security Act of 1974. Management has ultimate authority over and responsibility for determining which investors are benefit plan investors, which investors should be disregarded for purposes of calculating the applicable percentage and the methods used for calculating the applicable percentage, as contemplated by U.S. Department of Labor regulations or otherwise.

(ii)

Those investors that are deemed to be “restricted persons” and/or “covered investors” as per each investor’s representation on the subscription agreement and, therefore, are generally ineligible to receive a full allocation of any gains attributable to “new issues” (commonly known as initial public offerings or IPOs). Management has ultimate authority over and responsibility for determining the eligibility of each investor to receive any special allocation such as “new issue” allocations.

D.	GoWire

1. Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s Web Portal for Fund wire authorization. Management must approve all wires in the system and through a call back to Management from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2. Assist in processing payments from Fund bank accounts for the purposes of paying Fund expenses and, only with respect to Funds for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases based upon instructions from Management.

3. Provide Funds and Management online access to GoWire to approve payees, payment instructions and retrieve other applicable information.

4. Funds and Management are responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Management (“Fund and Management Access Credentials”). Management shall notify SS&C immediately in writing in the event that (i) any Fund and Management Access Credentials is lost, stolen, or improperly disclosed to a third party or the security of any Fund and Management Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Fund and Management Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of the Funds.

E.	InvestorVision

1.	Provide a Web Portal for investor access to:

(i)	Investor account information and Fund documentation (e.g., offering documents and marketing material);

(ii)	Investor reporting and statements’ delivery; and

(iii)	Documentation and notices posted to the Web Portal.

J.	Subsidiary Fund Services – SPV (applicable to Subsidiary Fund only)

1.	Maintain Fund’s books and records including general ledger accounts

2.	Reconcile cash and investment balances with the custodian

3.	Account for expenses as directed by Management

4.	Account for estimated or actual tax liability (if applicable) as directed by Management and/or its tax agent

5.	Transmit NAV to Management

6.	Provide data and reports to support preparation of consolidated financial statements

K.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.

(vii)	Is not Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to the Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.